FREE WRITING PROSPECTUS Dated October 23, 2013	Filed Pursuant to Rule 433 Registration No. 333-186227 Registration No. 333-186227-01

*Pricing Details* Ally Bank Prime Retail Auto (ALLYA 2013-2)

Joint-Leads: J.P. Morgan (struc), Deutsche Bank, RBC

Co-Managers: Lloyds, Natixis, PNC, Sandler O’Neill, Scotia

CL	$AMT(mm)	WAL	MDY/F	P. WIN	E. FIN	L. FIN	PRICED	YLD%	CPN%	$PX
A-1	236.00	***RETAINED***
A-2A	193.00	1.14	Aaa/AAA	8-21	07/15	07/16	EDSF+23	0.541	0.54	99.99956
A-2B	125.00	1.14	Aaa/AAA	8-21	07/15	07/16	1ML+23			100.00000
A-3	318.00	2.35	Aaa/AAA	21-38	12/16	01/18	IS+27	0.793	0.79	99.99606
A-4	123.48	3.54	Aaa/AAA	38-46	08/17	11/18	IS+37	1.253	1.24	99.96629
B	31.84	***RETAINED***
C	21.23	***RETAINED***
D	10.61	***RETAINED***

TICKER:	ALLYA 2013-2
REGISTRATION:	SEC Registered
EXPECTED PXG:	Priced
EXPECTED RATINGS:	Moody’s/Fitch
EXPECTED SETTLE:	10/30/13
PXG SPEED:	1.10% ABS to 10% Call
FIRST PAY:	11/15/13
ERISA ELIGIBLE:	Yes
BILL & DELIVER:	J.P. Morgan
MIN DENOMS:	$1K x $1K

CUSIPS:	A-2A - 02006MAB7
A-2B - 02006MAH4
A-3 - 02006MAC5
A-4 - 02006MAD3

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.